EXHIBIT 16.1

October 7, 2022

AD Office of Technology

Securities and Exchange Commission

100 F St., NE, Mail Stop 4561

Washington, DC 20549-4561

To the Assistant Director Office:

We have received a copy of, and are in agreement with, the statements being made by GHST World Inc. in Item 4.01 of its Form 8-K dated October 4, 2022, captioned “Changes in Registrant’s Certifying Accountant”.

Very truly yours,

56 Rockford Road, Wilmington, DE 19806-1004 | Phone: 302-652-4783

ciroadamscpa.com